RESTRICTED STOCK GRANT (ADDENDUM TO EMPLOYMENT AGREEMENT)

1.1 Grant. Subject to the terms and conditions of this Section 3, SupportSave Solutions, Inc., Herein referred to as “Company”, hereby grants to the executive 10,000,000 restricted shares for and in consideration of the executive's agreement to the follow terms.

1.2 Dividends and Voting. The executive will have all voting rights and rights to dividends paid in cash with respect to the Restricted Shares. If the executive forfeits any Restricted Shares pursuant to Section 1.4(b), the executive will forfeit all such voting rights.

1.3 Holding and Transfer of Stock Certificate. Company will issue the Restricted Shares in the name of the executive; however, executive agrees to allow the company to revoke, reclaim, cancel or suspend shares that are forfeited, or do not vest in each case as described in Section 1.4. As the Restricted Shares vest, Company will authorize removal of restriction of vested shares and they will be free of any forfeiture restrictions on the date of such vesting. The executive will have no right to transfer or otherwise alienate or assign his interest in any of the Restricted Shares, except through the laws of descent and distribution, before such Restricted Shares vest and physical custody of such Restricted Shares is transferred to the executive. All transfers of Restricted Shares must be made in accordance with all applicable laws, executive agrees to allow Company to direct its Transfer Agent assign forfeited shares at its sole discretion.

1.4 Vesting and Forfeiture.

(a) In General. The executive's right to the remaining Restricted Shares will remain subject to forfeiture until the Restricted Shares vest in accordance with this Section 3.4. Subject to Sections 3.4(b) and (c), the Restricted Shares will vest and will no longer be subject to forfeiture in accordance with the following schedule:

Midnight July 12, 2013-2016	Percentage of Shares Vested
First year	25.00%
Second year	25.00%
Third Year	25.00%
Fourth Year	25.00%

(b) Effect of Termination. If the executive's employment

with the Company is terminated for any reason other than for Cause (as defined below), or is terminated due to the death or disability of the executive, any Restricted Shares not previously vested will vest automatically and completely. If the executive voluntarily terminates the executive's employment with the Company or the Company terminates the executive's employment for Cause, the executive will forfeit completely the executive's interest in any unvested Restricted Shares (and will receive no consideration from the Company on account of such forfeiture). Forfeited Restricted Shares will revert automatically back to Parent.

(c) For purposes of this Section 1.4(b), "Cause" shall mean:

(i) A willful act by the executive which constitutes fraud and which is injurious to the Company; or

(ii) Conviction of, or a plea of "guilty" or "no contest" to, a felony; or

(iii) executive's continuing repeated willful failure or refusal to perform his material duties required by the Agreement which is injurious to the Company. No act, or failure to act, by the executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Surviving Corporation's best interest. The executive's employment with the Surviving Corporation may not be terminated for Cause unless executive has first been given the opportunity, together with his counsel, to be heard before the Board of Directors of the Surviving Corporation or Parent.

(d) Change of Control. In the event of a Change of Control (as defined below) of the Comppany any Restricted Shares not previously vested will vest automatically and completely. A "Change of Control", with respect to a Person, will be deemed to occur (i) upon the sale by such Person of all or substantially all of its assets, the consolidation of such Person with another Person, or the merger of such Person as a result of which such Person is not the surviving entity, or (B) if any other Person or group of affiliated Persons acquires, directly or indirectly, Beneficial Ownership of more than 50% of the voting power with respect to the outstanding securities of such Person.

1

IN WITNESS WHEREOF, the parties have executed this Stock Vesting Agreement, as of July 12, 2012.

SUPPORTSAVE SOLUTIONS, INC.

By: /s/ Christopher Johns

Name: Christopher Johns

Title: President & CEO

Board of Directors

By: /s/ Christopher Johns

Name: Christopher Johns

2